Exhibit 99.1

Gulf Island Fabrication, Inc. Reports First Quarter Earnings

HOUMA, La.--(BUSINESS WIRE)--April 22, 2009--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $6.2 million ($.43 diluted EPS) on revenue of $85.0 million for its first quarter ended March 31, 2009, compared to net income of $13.4 million ($.94 diluted EPS) on revenue of $123.7 million for the first quarter ended March 31, 2008.

The company had a revenue backlog of $315.0 million and a labor backlog of approximately 3.4 million man-hours remaining to work, which consist of work remaining at March 31, 2009 and commitments received through April 22, 2009. Included in our backlog are approximately $148.9 million and 1.6 million man-hours remaining on the MinDOC II project in which the customer has announced will be postponed and will be utilized at another one of their locations sometime in the future.

SELECTED BALANCE SHEET INFORMATION
(in thousands)

	March 31,	December 31,
	2009	2008
Cash, cash equivalents and short-term investments	$21,689	$13,839
Total current assets	131,530	136,380
Property, plant and equipment, at cost,net	203,499	204,695
Total assets	343,414	350,890
Total current liabilities	59,452	74,940
Debt	0	0
Shareholders' equity	259,107	254,207
Total liabilities and shareholders' equity	343,414	350,890

The management of Gulf Island Fabrication, Inc. will hold a conference call on Thursday, April 23, 2009, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended March 31, 2009. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.800.753.0420. A digital rebroadcast of the call is available two hours after the call and ending May 8, 2009 by dialing 1.888.203.1112, replay passcode: 8219349.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms TLPs, SPARs, FPSOs, MinDOCs); piles; wellhead protectors; subsea templates; various production, compressor and utility modules; offshore living quarters; brown water tow boats; tanks and barges. The Company also provides offshore interconnect pipe hook-up; inshore marine construction; manufacture and repair of pressure vessels; heavy lifts such as ship integration and TLP module integration; loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo; onshore and offshore scaffolding; piping insulation services and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2008

Revenue	$84,999	$123,728
Cost of revenue	73,240	100,534
Gross profit	11,759	23,194
General and administrative expenses	2,224	2,718
Operating income	9,535	20,476

Other income (expense):
Interest expense	(17)	(6)
Interest income	20	109
Other	-	(60)
	3	43

Income before income taxes	9,538	20,519

Income taxes	3,338	7,079

Net income	$6,200	$13,440

Per share data:

Basic earnings per share:	$0.43	$0.95

Diluted income per share:	$0.43	$0.94

Weighted-average shares	14,293	14,219
Effect of dilutive securities: employee stock options and restricted stock	8	51
Adjusted weighted-average shares	14,301	14,270

Depreciation and amortization included in expense above	$4,517	$4,176

Cash dividend declared per common share	$0.100	$0.100

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, 985-872-2100
Chief Executive Officer
or
Robin A. Seibert, 985-872-2100
Chief Financial Officer